As filed with the U.S. Securities and Exchange Commission on December 28, 2016

Investment Company Act File No. 811-22078

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

Registration Statement under the Investment Company Act of 1940 Amendment No. 17	☒

Master Trust

(Exact Name of Registrant Specified in Charter)

c/o UBS Asset Management (Americas) Inc.

1285 Avenue of the Americas

New York, New York 10019-6028

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (212) 882 5000

Mark F. Kemper, Esq.	With copies to:
UBS Asset Management (Americas) Inc.	Jack W. Murphy, Esq.
1285 Avenue of the Americas	Dechert LLP
New York, New York 10019 6028	1900 K Street, N.W.
(Name and Address of Agent for Service)	Washington, D.C. 20006

The following funds are series of Master Trust (“Trust”), a professionally managed open-end investment company.

Prime Master Fund

Prime CNAV Master Fund

Tax-Free Master Fund

Explanatory Note

The Trust has filed this Amendment No. 17 to the Registration Statement of the Trust on Form N-1A (File No. 811-22078) (the “Registration Statement”) pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). Beneficial interests in the Trust (“Interests”) are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the 1933 Act. Only investment companies, insurance company separate accounts, common or commingled trust funds or other organizations, entities or investors that are “accredited investors” within the meaning of Regulation D under the 1933 Act may make investments in the Trust. Such investors are referred to herein as “interestholders.” This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any Interests in the Trust.

This Amendment No. 17 to the Registration Statement is being filed under the 1940 Act to amend and supplement Amendment No. 16 to the Registration Statement under the 1940 Act, filed with the U.S. Securities and Exchange Commission (“Commission”) on August 24, 2016 (Accession No. 0001193125-16-690195) (“Amendment 16”), as pertaining to Parts A and B of the Registration Statement with respect to Prime Master Fund, Prime CNAV Master Fund and Tax-Free Master Fund. Parts A and B of the Registration Statement with respect to Prime Master Fund, Prime CNAV Master Fund and Tax-Free Master Fund, as filed in Amendment 16, are incorporated by reference herein.

Master Trust

Prime Master Fund

Prime CNAV Master Fund

Tax-Free Master Fund

Amendment dated December 28, 2016

to the Part A and Part B dated August 24, 2016

Dear Interestholder:

The purpose of this amendment is to update certain information contained in Part A and Part B regarding (1) changes to Prime Master Fund’s and Prime CNAV Master Fund’s principal investment strategies and (2) changes to the purchase and valuation pricing times for Tax-Free Master Fund.

Prime Master Fund and Prime CNAV Master Fund

Effective January 17, 2017, Prime Master Fund and Prime CNAV Master Fund will be permitted to invest in municipal securities without limitation. Currently, the funds may invest up to 5% of their net assets in investments the income from which is exempt from federal income tax.

Effective January 17, 2017, the section captioned “Item 9. Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings” and sub-captioned “Principal investment strategies—Prime Master Fund—Principal investments” in Part A is revised by replacing the last two sentences of the first paragraph of that section with the following:

Under normal circumstances, the fund seeks to achieve its objective by investing in a diversified portfolio of high quality money market instruments of governmental and private issuers. These may include:

•	short-term obligations of the US government and its agencies and instrumentalities;
•	repurchase agreements;
•	obligations of issuers in the financial services group of industries;
•	commercial paper, other corporate obligations and asset-backed securities; and
•	municipal money market instruments.

The section captioned “Item 9. Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings” and sub-captioned “Principal investment strategies—Prime CNAV Master Fund—Principal investments” in Part A is revised by replacing the first paragraph of that section with the following:

Under normal circumstances, the fund seeks to achieve its objective by investing in a diversified portfolio of high quality money market instruments of governmental and private issuers. These may include:

•	short-term obligations of the US government and its agencies and instrumentalities;
•	repurchase agreements;
•	obligations of issuers in the financial services group of industries;
•	commercial paper, other corporate obligations and asset-backed securities; and
•	municipal money market instruments.

The section captioned “Item 9. Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings” and sub-captioned “Principal risks—Prime Master Fund and Prime CNAV Master Fund” in Part A is revised by inserting the following paragraph after the “Foreign investing risk” paragraph:

Municipal securities risk. Municipal securities are subject to interest rate, credit, illiquidity, market and political risks. The ability of a municipal issuer to make payments and the value of municipal securities can be affected by uncertainties in the municipal securities market, including litigation, the strength of the local or national economy, the issuer’s ability to raise revenues through tax or other means, and the bankruptcy of the issuer affecting the rights of municipal securities holders and budgetary constraints of local, state and federal governments upon which the issuer may be relying for funding. Municipal securities and issuers of municipal securities may be more susceptible to downgrade, default and bankruptcy as a result of recent periods of economic stress. In addition, the municipal securities market can be significantly affected by political changes, including legislation or proposals at either the state or the federal level to eliminate or limit the tax-exempt status of municipal security interest or the tax exempt status of a money market fund’s dividends. Similarly, reductions in tax rates may make municipal securities less attractive in comparison to taxable securities. Legislatures also may be unable or unwilling to appropriate funds needed to pay municipal security obligations. These events can cause the value of the municipal securities held by the fund to fall. In addition, third-party credit quality or liquidity enhancements are frequently a characteristic of the structure of municipal securities purchased by money market funds. Problems encountered by such third-parties (such as issues negatively impacting a municipal security insurer or bank issuing a liquidity enhancement facility) may negatively impact a municipal security even though the related municipal issuer is not experiencing problems.

The section captioned “Item 9. Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings” and sub-captioned “Additional information about investment strategies—Prime Master Fund” in Part A is revised by replacing the first sentence of that section with the following:

Prime Master Fund seeks to achieve its investment objective by investing in a diversified portfolio of high quality money market instruments of governmental and private issuers, which may include short-term obligations of the US government and its instrumentalities; repurchase agreements; obligations of issuers in the financial services group of industries; commercial paper, other corporate obligations and asset-backed securities; and municipal money market instruments.

The section captioned “Item 9. Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings” and sub-captioned “Additional information about investment strategies—Prime CNAV Master Fund” in Part A is revised by replacing the first sentence of that section with the following:

Prime CNAV Master Fund seeks to achieve its investment objective by investing in a diversified portfolio of high quality money market instruments of governmental and private issuers, which may include short-term obligations of the US government and its instrumentalities; repurchase agreements; obligations of issuers in the financial services group of industries; commercial paper, other corporate obligations and asset-backed securities; and municipal money market instruments.

The section captioned “Item 16. Description of the Funds and Their Investments and Risks” and sub-captioned “The funds and their investment policies—Prime Master Fund and Prime CNAV Master Fund” in Part B is revised by replacing the first paragraph of that section with the following:

The fund’s investment objective is to earn maximum current income consistent with liquidity and the preservation of capital. The fund’s investments include (1) US and non-US government securities, (2) obligations of issuers in the financial services group of industries, (3) commercial paper and other short-term obligations of US and non-US corporations, partnerships, trusts and similar entities, (4) funding agreements and other insurance company obligations, (5) repurchase agreements, (6) investment company securities and (7) municipal money market instruments.

The section captioned “Item 16. Description of the Funds and Their Investments and Risks” and sub-captioned “The funds and their investment policies—Prime Master Fund and Prime CNAV Master Fund” in Part B is further revised by deleting the last sentence of the second paragraph of that section, which reflected the 5% limit that is being eliminated.

The section captioned “Item 16. Description of the Funds and Their Investments and Risks” and sub-captioned “The funds’ investments, related risks and limitations—Types of municipal securities” in Part B is revised by replacing the first sentence of that section with the following:

Prime Master Fund, Prime CNAV Master Fund and Tax-Free Master Fund may invest in a variety of municipal securities, as described below.

Tax-Free Master Fund

Currently, Tax-Free Master Fund does not accept purchase orders received after 2:00 p.m. (Eastern time) and redemption orders received after 12:00 noon (Eastern time). The fund’s net asset value currently is normally determined five times each business day, at 9:00 a.m., 10:00 a.m., 11:00 a.m., 12:00 noon and 2:00 p.m. (Eastern time).

Effective January 17, 2017, for operational reasons, the fund will not accept purchase orders or redemption orders received after 12:00 noon (Eastern time). Additionally, effective the same date, the fund’s net asset value will normally be determined four times each business day, at 9:00 a.m., 10:00 a.m., 11:00 a.m. and 12:00 noon (Eastern time).

Effective January 17, 2017, Part A and Part B are amended accordingly.

PLEASE BE SURE TO RETAIN THIS IMPORTANT INFORMATION FOR FUTURE REFERENCE.

PART C

Item 28.   Exhibits.

(1)(a)	Certificate of Trust 1/

(1)(b)	Amended and Restated Trust Instrument 2/

(1)(c)	Certificate of Amendment to Amended and Restated Trust Instrument effective May 20, 2015 3/

(1)(d)	Certificate of Amendment to Amended and Restated Trust Instrument effective September 22, 2015 4/

(1)(e)	Certificate of Amendment to Amended and Restated Trust Instrument effective November 18, 2015 5/

(2)(a)	Amended and Restated By-Laws 2/

(2)(b)	Certificate of Amendment to By-Laws effective February 10, 2010 2/

(3)	Instruments defining the rights of holders of Registrant’s beneficial interests 6/

(4)(a)	Management Contract between Registrant and UBS Asset Management (Americas) Inc., dated as of August 23, 2007 1/

(4)(b)	Amendment to Management Contract between Registrant and UBS Asset Management (Americas) Inc. to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(4)(c)	Amendment to Management Contract between Registrant and UBS Asset Management (Americas) Inc. to add Government Master Fund, amended as of March 28, 2016 5/

(6)	Bonus, profit sharing or pension plans – none

(7)(a)	Custodian Contract with State Street Bank and Trust Company, dated as of August 23, 2007 7/

(7)(b)	Amendment to Custodian Contract with State Street Bank and Trust Company to add Prime CNAV Master Fund 8/

(7)(c)	Amendment to Custodian Contract with State Street Bank and Trust Company to add Government Master Fund 8/

(8)(a)	Exclusive Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc., dated as of August 23, 2007 1/

(8)(b)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(8)(c)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add Government Master Fund, amended as of March 28, 2016 5/

(8)(d)	Amended and Restated Participation Agreement between Registrant and UBS Money Series, amended and restated as of February 15, 2012 9/

(8)(e)	Amended and Restated Participation Agreement between Registrant and UBS Money Series to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(8)(f)	Amended and Restated Participation Agreement between Registrant and UBS Money Series to add Government Master Fund, amended as of March 28, 2016 5/

(8)(g)	Participation Agreement between Registrant and each of UBS (Cay) Select Prime Institutional Fund Ltd., UBS (Cay) Select Treasury Institutional Fund Ltd., UBS (Cay) Select Prime Preferred Fund Ltd. and UBS (Cay) Select Treasury Preferred Fund Ltd., dated as of March 25, 2009 7/

(10)	Other opinions, appraisals, rulings and consents: Consent of Independent Registered Public Accounting Firm with respect to Prime Master Fund, Treasury Master Fund, Tax-Free Master Fund and Prime CNAV Master Fund 8/

(12)	Not applicable

(13)	Not applicable

(14)	Not applicable

(15)	Code of Ethics - not applicable.

1/	Incorporated by reference from Registrant’s registration statement, SEC File No. 811-22078, filed August 23, 2007.

2/	Incorporated by reference from Post-Effective Amendment No. 3 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 27, 2010.

3/	Incorporated by reference from Post-Effective Amendment No. 10 to the Registrant’s registration statement, SEC File No. 811-22078, filed June 10, 2015.

4/	Incorporated by reference from Post-Effective Amendment No. 12 to the Registrant’s registration statement, SEC File No. 811-22078, filed January 11, 2016.

5/	Incorporated by reference from Post-Effective Amendment No. 14 to the Registrant’s registration statement, SEC File No. 811-22078, filed March 28, 2016.

6/	Incorporated by reference from Articles IV, V, VI, IX and X of Registrant’s Trust Instrument and from Articles V, VI, IX and XI of Registrant’s By-Laws.

7/	Incorporated by reference from Post-Effective Amendment No. 2 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 28, 2009.

8/	Incorporated by reference from Post-Effective Amendment No. 16 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 24, 2016.

9/	Incorporated by reference from Post-Effective Amendment No. 6 to the Registrant’s registration statement, SEC File No. 811-22078, filed March 16, 2012.

Item 29.  Persons Controlled by or under Common Control with Registrant.

None.

Item 30.  Indemnification.

Section 2 of Article IX of the Trust Instrument (“Trust Instrument”), “Indemnification,” provides that the appropriate series of the Registrant will indemnify the trustees and officers of the Registrant to the fullest extent permitted by law against claims and expenses asserted against or incurred by them by virtue of being or having been a trustee or officer; provided that no such person shall be indemnified where there has been an adjudication or other determination, as described in Article IX, that such person is liable to the Registrant or its interestholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, or did not act in good faith in the reasonable belief that his action was in the best interest of the Registrant. Section 2 of Article IX also provides that the Registrant may maintain insurance policies covering such rights of indemnification.

Additionally, “Limitation of Liability” in Section 1 of Article IX of the Trust Instrument provides that the trustees or officers of the Registrant shall not be personally liable to any person extending credit to, contracting with or having a claim against the Registrant or a particular series; and that, provided they have exercised reasonable care and have acted under the reasonable belief that their actions are in the best interest of the Registrant, the trustees and officers shall not be liable for neglect or wrongdoing by them or by any officer, agent, employee, investment advisor or independent contractor of the Registrant.

Section 9 of the Management Contract with respect to Government Master Fund, Prime Master Fund, Prime CNAV Master Fund, Treasury Master Fund and Tax-Free Master Fund (the “Management Contract”), with UBS Asset Management (Americas) Inc. (“UBS AM”) provides that UBS AM shall not be liable for any error of judgment or mistake of law or for any loss suffered by any series (“Fund”) of the Registrant in connection with the matters to which the Management Contract relates, except for a loss resulting from the willful misfeasance, bad faith, or gross negligence of UBS AM in the performance of its duties or from its reckless disregard of its obligations and duties under the Management Contract. Section 11 of the Management Contract provides that the Trustees shall not be liable for any obligations of the Trust or any series under the Management Contract and that UBS AM shall look only to the assets and property of the Registrant in settlement of such right or claim and not to the assets and property of the trustees.

The Exclusive Placement Agency Agreement provides that the Trust will indemnify UBS Asset Management (US) Inc. (“UBS AM (US)”) and its officers, directors and controlling persons against any losses, claims, damages, liabilities or expenses arising from (1) any alleged untrue statement of material fact in the Registration Statement or from any alleged omission to state in the Registration Statement a material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they were made, not misleading, except insofar as liability arises from untrue statements or omissions made in reliance upon and in conformity with information furnished by UBS AM (US) to the Trust for use in the Registration Statement; or (2) the Trust’s material breach of a representation, warranty, covenant or agreement contained in the Exclusive Placement Agency Agreement; provided that this indemnity shall not protect any such persons against liabilities arising by reason of their bad faith, gross negligence or willful misfeasance or by the reckless disregard of their obligations and duties under the Exclusive Placement Agency Agreement. The Exclusive Placement Agency Agreement also provides that UBS AM (US) agrees to indemnify, defend and hold the Trust, its officers and trustees free and harmless of any claims arising out of any alleged untrue statement or any alleged omission of material fact contained in information furnished by UBS AM (US) for use in the Registration Statement or arising out of an agreement between UBS AM (US) and any retail dealer, or arising out of supplementary literature or advertising used by UBS AM (US) in connection with the Agreement.

Item 31. Business and Other Connections of Investment Advisor.

UBS AM, a Delaware corporation, is a registered investment advisor and is an indirect wholly owned subsidiary of UBS Group AG. UBS AM is primarily engaged in the investment advisory and financial services business. Set forth below in alphabetical order is a list of certain executive officers and directors of UBS AM indicating each business, profession, vocation or employment of a substantial nature in which each such person has been engaged during the last two fiscal years. (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.) Each of UBS AM’s officers not disclosed below is “dual-hatted,” and holds the same office with UBS Asset Management (US) Inc. (“UBS AM (US)”) as he or she holds with UBS AM, as of June 30, 2016.

Name	Position(s) Held with UBS AM	Other Substantial Business, Profession, Vocation or Employment

Joseph J. Allessie	Managing Director, Chief Compliance Officer—Americas, and Head of Compliance and Operational Risk	Managing Director, Chief Compliance Officer—Americas, and Head of Compliance and Operational Risk of UBS AM (US)

Mark E. Carver	Managing Director and Head of Product Development and Management—Americas	Managing Director and Head of Product Development and Management—Americas of UBS AM (US)

Lisa N. DiPaolo	Director (Non-Board) and Portfolio Manager	None

Name	Position(s) Held with UBS AM	Other Substantial Business, Profession, Vocation or Employment

Elbridge T. Gerry III	Managing Director and Head of Municipal Bonds	None

Mark F. Kemper	Secretary, Managing Director and General Counsel—Americas	Secretary, Managing Director and General Counsel—Americas of UBS AM (US)

Lisa Lenza	Board Director, Executive Director, and Head of Business Management	Board Director, Executive Director, and Head of Business Management of UBS AM (US)

William T. MacGregor	Executive Director, Deputy General Counsel and Assistant Secretary—Americas	Executive Director, Deputy General Counsel and Assistant Secretary—Americas of UBS AM (US)

E. Blake Moore, Jr.	Board Director, President, Chief Executive Officer, Managing Director, and Head of Americas	Board Director, President, Chief Executive Officer, Managing Director, Head of Americas of UBS AM (US)

Ryan Nugent	Director (Non-Board) and Portfolio Manager	None

Robert Sabatino	Managing Director, Global Head of Liquidity Portfolio Management	None

Eric Sanders	Director (Non-Board), Associate General Counsel and Assistant Secretary	Director (Non-Board), Associate General Counsel and Assistant Secretary of UBS AM (US)

David S. Squires	Board Director, Treasurer, Chief Financial Officer, Managing Director, and Head of Financial Control—Americas	Board Director, Treasurer, Chief Financial Officer, Managing Director, and Head of Financial Control—Americas of UBS AM (US)

David Walczak	Executive Director (Non-Board), Head of US Money Markets and Senior Portfolio Manager	None

Keith Weller	Executive Director, Senior Associate General Counsel and Assistant Secretary	Executive Director, Senior Associate General Counsel and Assistant Secretary of UBS AM (US)

Item 32.  Principal Underwriter.

(a) UBS AM (US) is the placement agent for the Registrant and its series, Government Master Fund, Prime Master Fund, Prime CNAV Master Fund, Treasury Master Fund and Tax-Free Master Fund. UBS AM (US) serves as principal underwriter or placement agent for the following other investment companies:

SMA RELATIONSHIP TRUST

PACE SELECT ADVISORS TRUST

THE UBS FUNDS

UBS INVESTMENT TRUST

UBS MANAGED MUNICIPAL TRUST*

UBS MONEY SERIES

UBS RMA MONEY FUND INC.*

UBS RMA TAX-FREE FUND INC.*

*These investment companies have been liquidated and are anticipated to be de-registered with the SEC.

(b) The directors and certain principal executive officers of UBS AM (US), their principal business addresses, and their positions and offices with UBS AM (US), are identified below along with those directors and officers of UBS AM (US) who also serve as trustees or officers of the Registrant. (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.)

Name and Address	Position(s) Held with Registrant	Positions and Offices with Underwriter or Dealer

Joseph J. Allessie*	Chief Compliance Officer	Managing Director, Chief Compliance Officer—Americas, and Head of Compliance and Operational Risk—Americas of UBS AM (US)

Rose Ann Bubloski*	Vice President and Assistant Treasurer	None

Mark E. Carver*	President	Managing Director and Head of Product Development and Management—Americas of UBS AM (US)

Lisa N. DiPaolo*	Vice President	None

Thomas Disbrow*	Vice President and Treasurer	Managing Director and Global Head of Registered Fund Product Control Department of UBS AM (US)

Elbridge T. Gerry III*	Vice President	None

Mark F. Kemper**	Vice President and Secretary	Secretary, Managing Director and General Counsel—Americas of UBS AM (US)

Joanne M. Kilkeary*	Vice President and Assistant Treasurer	Executive Director and Senior Manager of US Registered Fund Product Control Department of UBS AM (US)

Tammie Lee*	Vice President and Assistant Secretary	Executive Director, Associate General Counsel and Assistant Secretary of UBS AM (US)

Lisa Lenza*	None	Board Director, Executive Director, and Head of Business Management of UBS AM (US)

William T. MacGregor*	Vice President and Assistant Secretary	Executive Director, Deputy General Counsel and Assistant Secretary—Americas of UBS AM (US)

E. Blake Moore, Jr.*	None	Board Director, President, Chief Executive Officer, Managing Director, and Head of Americas of UBS AM (US)

Ryan Nugent*	Vice President	None

Nancy D. Osborn*	Vice President and Assistant Treasurer	None

Name and Address	Position(s) Held with Registrant	Positions and Offices with Underwriter or Dealer

Robert Sabatino**	Vice President	None

Eric Sanders*	Vice President and Assistant Secretary	Director (Non-Board), Associate General Counsel and Assistant Secretary of UBS AM (US)

David S. Squires*	None	Board Director, Treasurer, Chief Financial Officer, Managing Director, and Head of Financial Control—Americas of UBS AM (US)

David Walczak**	Vice President	None

Keith A. Weller*	Vice President and Assistant Secretary	Executive Director, Senior Associate General Counsel and Assistant Secretary of UBS AM (US)

Mandy Yu*	Vice President	Associate Director (Non-Board) and Tax Compliance Manager of US Registered Fund Product Control Department of UBS AM (US)

* This person’s business address is 1285 Avenue of the Americas, New York, New York 10019-6028.

** This person’s business address is One North Wacker Drive, Chicago, Illinois 60606.

(c)	None.

Item 33.  Location of Accounts and Records.

The books and other documents required (i) by paragraphs (b)(4), (c) and (d) of Rule 31a-1 and (ii) by paragraphs (a)(3), (a)(4), (a)(5), (c) and (e) of Rule 31a-2 under the Investment Company Act of 1940 are maintained in the physical possession of UBS AM, 1285 Avenue of the Americas, New York, New York 10019-6028. Certain information required by Rule 31a-1(b)(1) to be maintained by a money market fund is maintained in the possession of UBS AM, at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, IL 60606-6114, c/o Compliance Department. All other accounts, books and documents required by Rule 31a-1 are maintained in the physical possession of Registrant’s transfer agent and custodian.

Item 34.  Management Services.

Not applicable.

Item 35.  Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 28th day of December, 2016.

MASTER TRUST

By: /s/ Keith A. Weller

Keith A. Weller

Vice President and Assistant Secretary